UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

EXOPACK HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3070 Southport Road, Spartanburg, SC		29302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Executive Officer

On August 14, 2012, Exopack Holding Corp. (the “Company”) appointed Duane Owens, the Company’s Corporate Treasurer and Director of Investor Relations, as interim Chief Financial Officer, effective immediately. Mr. Owens will serve as the Company’s Chief Financial Officer until the Company is able to find a permanent replacement for the Chief Financial Officer position.

Mr. Owens, 43, joined the Company in January 2012 and has served as Corporate Treasurer and Director of Investor Relations since that time. Prior to joining the Company, Mr. Owens served from November 2008 to October 2011 as Vice President of Finance for Bowater Incorporated, now known as Resolute Forest Products Inc., a pulp and paper manufacturer (“Bowater”). From November 2006 to November 2008, Mr. Owens served as Vice President and Treasurer of Bowater. From August 1992 to November 2006, Mr. Owens held various other financial and accounting positions at Bowater. Mr. Owens received his Bachelor of Science in Business Administration from the University of South Carolina in 1990 and his Masters of Business Administration from Clemson University in 1998. Mr. Owens has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Owens does not hold a directorship with any reporting company.

Mr. Owens will continue to receive an annual base salary of $180,000, paid on a monthly basis, and he is eligible for a target incentive bonus of up to 25% of his base salary based on the earnings performance of the Company. In addition to Mr. Owen’s annual base salary, the Company has agreed to pay Mr. Owens an additional $3,000 per month while he serves as interim Chief Financial Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: August 14, 2012	By:	/s/ Jack E. Knott
Name: Jack E. Knott
Title: Executive Chairman of the Board